Exhibit 10.3

Execution Version

RIGHT OF FIRST OFFER AGREEMENT

THIS RIGHT OF FIRST OFFER AGREEMENT (this “Agreement”) is made and entered into as of August 31, 2018 (the “Effective Date”), by and between ZEPHYR RENEWABLES LLC, a Delaware limited liability company (“Zephyr”), and NRG YIELD, INC., a Delaware corporation (“Yield”), and solely for purposes of Section 2.4, GIP III Zephyr Acquisition Partners, L.P., a Delaware limited partnership (“Zephyr Parent”). Zephyr and Yield are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Yield expects to increase its cash available for distribution and dividend per share by acquiring additional assets, including assets acquired from Zephyr; and

WHEREAS, Zephyr desires to grant Yield an exclusive right of first offer to acquire certain assets owned by Zephyr and its Subsidiaries (as hereinafter defined) on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Zephyr and Yield hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1                                    Definitions. In addition to the terms defined above in the introduction and Recitals to this Agreement, the following terms when used in this Agreement shall have the meanings set forth in this Section 1.1.

“Affiliate” means, with respect to the Person in question, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with, such Person.

“Applicable Law” means all statutes, laws, common law, rules, regulations, ordinances, codes or other legal requirements of any Governmental Authority or quasi-governmental agencies or entities, and any judgment, injunction, order, directive, decree or other judicial or regulatory requirement of any court or Governmental Authority of competent jurisdiction affecting or relating to the Person or property in question.

“Business Day” means any day other than Saturday, Sunday or any federal legal holiday.

“Carlsbad” consists of 100% of the membership interest in Carlsbad Energy Holdings LLC.

“Carlsbad Accrual Adjustment” means the amount equal to (a) the Final Purchase Price (as defined in the Carlsbad Drop Down PSA), multiplied by (b) the Adjusted Trading CAFD Yield (as defined in the Carlsbad Drop Down PSA) as was used to determine the Final Purchase Price under the Carlsbad Drop Down PSA, multiplied by (c) the number of days between the

Closing Date under the Carlsbad Drop Down PSA and the closing of the purchase of Carlsbad under the Carlsbad Purchase Option, divided by (d) 365.

“Carlsbad Drop Down PSA” means that certain Purchase and Sale Agreement, dated as of February 6, 2018, by and between NRG Gas Development Company, LLC, as Seller and NRG Yield Operating LLC, as Purchaser.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the Person in question, whether by the ownership of voting securities, contract or otherwise.

“Governmental Authority” means any federal, state or local government or political subdivision thereof, including any agency or entity exercising executive, legislative, judicial, regulatory or administrative governmental powers or functions, in each case to the extent the same has jurisdiction over the Person or property in question.

“Kawailoa” consists of 100% of the membership interests in Kawailoa Renewables, LLC, which in turn owns 100% of the membership interests in Kawailoa Solar Portfolio, LLC, which in turn owns 100% of the membership interests in Kawailoa Solar Holdings, LLC which in turn owns 100% of the membership interests in Kawailoa Solar, LLC.

“Langford” consists of 100% of the membership interest in Langford Wind Power, LLC.

“Losses” means, with respect to the Person in question, any actual liabilities, damages (but expressly excluding any consequential damages that were not reasonably foreseeable and punitive damages), losses, costs or expenses, including reasonable attorneys’ fees and expenses and court costs, incurred by such Person, as a result of the act, omission or occurrence in question.

“Mesquite Star” consists of 100% of the membership interests in Mesquite Star Special, LLC.

“Negotiation Period” has the meaning set forth in Section 2.2.

“Notice” has the meaning set forth in Section 5.1.

“NYLD Op” means NRG Yield Operating LLC, a Delaware limited liability company.

“Oahu” consists of 100% of the membership interests in Oahu Renewables, LLC, which in turn owns 100% of the membership interests in NRG Oahu Solar Holdings LLC, which in turn owns 100% of the membership interests in NRG Oahu Solar LLC, which in turn owns 100% of the membership interest in (i) Lanikuhana Solar, LLC and (ii) Waipio PV, LLC.

“Permitted Back-Leverage Financing” means in respect of any Zephyr ROFO Asset, a debt financing structure pursuant to which Zephyr causes an entity that is a part of such Zephyr ROFO Asset to monetize its investment and cash flow in a project owned by the Zephyr ROFO Asset.

“Permitted Tax Equity Financing” means a tax equity financing entered into in connection with the acquisition, financing or refinancing by any Zephyr ROFO Asset (or any Subsidiary thereof) of any energy generating, transmission or distribution assets (or any assets related thereto).

“Person” means any natural person, corporation, general or limited partnership, limited liability company, association, joint venture, trust, estate, Governmental Authority or other legal entity, in each case whether in its own or a representative capacity.

“Required Securities Disclosure” has the meaning set forth in Section 4.1.

“ROFO Termination Date” has the meaning set forth in Section 2.3.

“Solar Portfolio” means one or more distributed generation portfolios developed or owned by Zephyr or its Subsidiaries after the Effective Date.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, general partnership or limited partnership Controlled by such Person.

“Term” has the meaning set forth in Section 3.1.

“Third Party” means any Person other than a Party or an Affiliate of a Party.

“Transaction Notice” has the meaning set forth in Section 2.2.

“Transfer” means, other than in connection with any granting of liens permitted under any indebtedness of any Zephyr ROFO Asset or any disposition of assets resulting from the enforcement of such liens, any Permitted Tax Equity Financing or any Permitted Back-Leverage Financing, in each case, in respect of any Zephyr ROFO Asset, any assignment, sale, offer to sell, pledge, mortgage, hypothecation, encumbrance, disposition of or any other like transfer or encumbering (whether with or without consideration, directly or indirectly, voluntarily or involuntarily or by operation of law or otherwise); provided, that this definition shall not include any (i) merger with or into, or sale of all or substantially all of Zephyr’s assets to, an unaffiliated third-party or (ii) internal restructuring involving any Zephyr ROFO Assets, so long as the terms of any such restructuring will not limit, delay or hinder the ability of Yield or any of its Subsidiaries to acquire such Zephyr ROFO Assets from Zephyr in accordance with the terms of this Agreement when Zephyr elects to sell, transfer or otherwise dispose of such Zephyr ROFO Assets.

“Zephyr Confidential Information” has the meaning set forth in Section 4.1.

“Zephyr Indemnitees” means Zephyr and its Affiliates, and each of their respective shareholders, members, partners, trustees, beneficiaries, directors, officers, employees, attorneys, accountants, consultants and agents, and the successors, assigns, legal representatives, heirs, devisees and donees of each of the foregoing.

“Zephyr ROFO Assets” has the meaning set forth in Section 2.1.

ARTICLE II

RIGHT OF FIRST OFFER ON ZEPHYR ROFO ASSETS

Section 2.1                                    Zephyr ROFO Assets. During the Term, Zephyr hereby grants to Yield and its Subsidiaries a right of first offer on any proposed Transfer of each of Kawailoa, Oahu, Langford, Mesquite Star, Carlsbad (but only if Zephyr or one of its Subsidiaries has acquired Carlsbad following the assignment of NYLD Op’s rights and obligations under the Carlsbad Drop Down PSA pursuant to Section 6.04 of the Carlsbad Drop Down PSA) and the Solar Portfolio (the “Zephyr ROFO Assets”). In connection with the right of first offer on any proposed Transfer of the Solar Portfolio, Zephyr hereby grants Yield the right to make an equity investment of up to $190,000,000 in the Solar Portfolio.

Section 2.2                                    Notice of Transaction Related to Zephyr ROFO Assets and Negotiation of Definitive Terms for Transaction. Zephyr must deliver a written notice to Yield no later than forty-five (45) days prior to engaging in any negotiation regarding any proposed Transfer of any Zephyr ROFO Asset (or any portion thereof), setting forth in reasonable detail the material terms and conditions of the proposed transaction (such offer notice, a “Transaction Notice”). If Zephyr delivers a Transaction Notice to Yield, then Zephyr and Yield shall enter non-binding discussions and negotiate in good faith to attempt to agree on definitive terms that are acceptable to both Parties, in their sole and absolute discretion, for the Transfer of the applicable Zephyr ROFO Asset to Yield or any of its Subsidiaries. If, within thirty (30) calendar days after the delivery of such Transaction Notice (the “Negotiation Period”), the Parties have not agreed to definitive terms for the Transfer of such Zephyr ROFO Asset to Yield, Zephyr will be able, within the next one hundred eighty (180) calendar days, to Transfer such Zephyr ROFO Asset to a Third Party (or enter into a definitive agreement to undertake such transaction with a Third Party) in accordance with the terms of Section 2.3.

Section 2.3                                    Negotiations with Third Parties. Neither Zephyr nor any of its representatives, agents or Subsidiaries shall solicit offers from, or negotiate or enter into any agreement with, any Third Party for the Transfer of any Zephyr ROFO Asset (or any portion thereof) until the expiration of the Negotiation Period related to such Zephyr ROFO Asset and the proposed Transfer (the “ROFO Termination Date”). Yield agrees and acknowledges that for a period of one hundred eighty (180) calendar days from and after the ROFO Termination Date for any Zephyr ROFO Asset and the applicable proposed Transfer: (a) Zephyr shall have the absolute right to solicit offers from, negotiate with, and enter into agreements with, any Third Party to Transfer such Zephyr ROFO Asset, on terms generally no less favorable to Zephyr than those offered to Yield pursuant to the Transaction Notice, and (b) Zephyr shall have no further obligation to negotiate with Yield regarding, or offer Yield the opportunity to acquire any interest in, such Zephyr ROFO Asset; provided, that the final terms of the Transfer of any Zephyr ROFO Asset to any Third Party be on terms generally no less favorable to Zephyr than those offered to Yield pursuant to the Transaction Notice; provided, further, that if after such one hundred eighty (180) calendar day period Zephyr has not Transferred such Zephyr ROFO Asset to a Third Party, such Zephyr ROFO Asset shall again be subject to this Agreement.

Section 2.4                                    Carlsbad Purchase Option.

(a)                                 If Zephyr Parent or one of its Subsidiaries (other than Yield or one of its Subsidiaries) acquires Carlsbad pursuant to the Carlsbad Drop Down PSA following the assignment of NYLD Op’s rights and obligations under the Carlsbad Drop Down PSA pursuant to Section 6.04 of the Carlsbad Drop Down PSA, then for a period of eighteen (18) months following the Closing Date (as defined in the Carlsbad Drop Down PSA), Yield shall have the right to purchase Carlsbad from Zephyr Parent or its applicable Subsidiary (other than Yield and its Subsidiaries), and Zephyr Parent or its applicable Subsidiary (other than Yield and its Subsidiaries) shall be required to sell Carlsbad to Yield (the “Carlsbad Purchase Option”). The purchase price payable by Yield to purchase Carlsbad upon exercising its purchase right shall be equal to (a) the Final Purchase Price (as defined in the Carlsbad Drop Down PSA) plus (b) the Carlsbad Accrual Adjustment,  less (c) the amount of distributions received by Zephyr Parent or its applicable Subsidiary (other than Yield and its Subsidiaries) from Carlsbad following the Closing Date under the Carlsbad Drop Down PSA. If upon the closing of the purchase of Carlsbad by Yield pursuant to the Carlsbad Purchase Option, all parts of the Final Purchase Price under the Carlsbad Drop Down PSA have not been finally determined, the portion of the purchase price payable at the closing of the purchase of Carlsbad pursuant to the Carlsbad Purchase Option under clause (a) above shall instead be equal to the amount paid by Zephyr Parent or its applicable Subsidiary (other than Yield and its Subsidiaries) on the Closing Date under the Carlsbad Drop Down PSA pursuant to Section 2.03(b)(i) of the Carlsbad Drop Down PSA, and the purchase agreement for the Carlsbad Purchase Option shall include a purchase price adjustment to place the parties in the same economic position as they would have been in had the Final Purchase Price under the Carlsbad Drop Down PSA been known at the closing of the purchase of Carlsbad pursuant to the Carlsbad Purchase Option. The purchase agreement for the Carlsbad Purchase Option shall otherwise be substantially consistent with the Carlsbad Drop Down PSA with such modifications thereto as shall be reasonably agreed by Zephyr Parent and Yield.

(b)                                 If Yield does not exercise the Carlsbad Purchase Option during the eighteen (18)-month period following the Closing Date, the Carlsbad Purchase Option shall expire, but Carlsbad shall continue to constitute a Zephyr ROFO Asset.

ARTICLE III

TERM; TERMINATION RIGHTS

Section 3.1                                    Term. Unless earlier terminated in accordance with this Article III, the term of this Agreement (the “Term”) shall commence on the Effective Date and shall continue in effect until the fifth (5th) anniversary of the Effective Date, at which time this Agreement shall terminate and the Parties shall have no further rights or obligations under this Agreement, except those that expressly survive the termination of this Agreement.

Section 3.2                                    Termination Rights. This Agreement may be terminated at any time (a) by mutual written consent of Zephyr and Yield or (b) by Zephyr or Yield, as the case may be, with written notice to the other Party, if the other Party materially breaches or defaults in the performance of its obligations under this Agreement or under any transaction agreement entered into by the Parties in connection with any Zephyr ROFO Assets, and such breach or default is continuing for thirty (30) days after such breaching Party has been given a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder. Upon any such termination the Parties shall have no further rights or obligations under this Agreement, except those that expressly survive the termination of this Agreement.

ARTICLE IV

CONFIDENTIALITY

Section 4.1                                    Zephyr Confidential Information. Yield shall keep confidential and not make any public announcement or disclose to any Person any terms of any documents, materials, data or other information with respect to any Zephyr ROFO Asset which is not generally known to the public (the “Zephyr Confidential Information”); provided, however, that Zephyr Confidential Information shall not include (a) the terms and conditions of this Agreement or (b) information that becomes available to Yield on a non-confidential basis from a source other than the Zephyr, its Affiliates or their directors, officers or employees; provided, that, to Yield’s knowledge, such source was not prohibited from disclosing such information to Yield by any legal, contractual or fiduciary duty. Notwithstanding the foregoing, Yield shall be permitted to (A) disclose any Zephyr Confidential Information to the extent required by court order or under Applicable Law, (B) make a public announcement regarding such matters (1) as agreed to in writing by Zephyr or (2) as required by the provisions of any securities laws or the requirements of any exchange on which Yield securities may be listed (a “Required Securities Disclosure”), or (C) disclose any Zephyr Confidential Information to any Person on a “need-to-know” basis, such as its shareholders, partners, members, trustees, beneficiaries, directors, officers, employees, attorneys, consultants, lenders or other advisors; provided, however, that, other than in connection with a Required Securities Disclosure, Yield shall (x) advise such Person of the confidential nature of such Zephyr Confidential Information, and (y) cause such Person to be bound by obligations of confidentiality pursuant to the terms hereof that are no less stringent than the obligations set forth herein. Yield shall indemnify and hold harmless the Zephyr Indemnitees for any Losses incurred by any of the Zephyr Indemnitees for a breach or default of Yield’s obligations under this Section 4.1. This Section 4.1 shall survive the termination of this Agreement. If Yield purchases any Zephyr ROFO Asset pursuant to the terms of this Agreement, the confidentiality obligations of Yield with respect to such Zephyr ROFO Asset shall terminate upon the consummation of such purchase.

ARTICLE V

MISCELLANEOUS PROVISIONS

Section 5.1                                    Notices.

(a)                                 Method of Delivery. All notices, requests, demands and other communications (each, a “Notice”) required to be provided to the other Party pursuant to this Agreement shall be in writing and shall be delivered (i) in person, (ii) by certified U.S. mail, with postage prepaid and return receipt requested, (iii) by overnight courier service, (iv) by facsimile transmittal or (v) by email (which requires an acknowledgement by the recipient, it being understood that the recipient shall be obligated to confirm receipt if requested); provided, that in the case of clauses (iv) and (v), a verification copy is sent on the same day by any of the methods set forth in clauses (i), (ii) and (iii), to the other Party to this Agreement at the following address, facsimile number or email address (or to such other address, facsimile number or email address as Zephyr or Yield may designate from time to time pursuant to this Section 5.1):

If to Zephyr:

Zephyr Renewables LLC
100 California Street
Suite 200
Carlsbad, CA 92008
Attn: Alicia Stevenson
Email: Alicia.stevenson@nrg.com

With a copy (which shall not constitute notice) to:

Zephyr Renewables LLC
5790 Fleet Street
Suite 200
Carlsbad, CA 92008
Attn: General Counsel
Email: Jennifer.hein@nrg.com

If to Zephyr Parent:

c/o Global Infrastructure Management, LLC
1345 Avenue of the Americas, 30th Floor
New York, New York 10105
Attention: Jonathan Bram
Fax: +1 646 282 1500
Email: jonathan.bram@global-infra.com

With a copy to:

c/o Global Infrastructure Management, LLP
The Peak
5 Wilton Road, 6th Floor
London, SW1V 1AN
United Kingdom
Attention: Joseph Blum
Fax: +44 207 798 0530
Email: joe.blum@global-infra.com

With a copy to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017

Attn: David Lieberman
Fax: +1 212 455 2502
Email: dlieberman@stblaw.com

If to Yield:

NRG Yield, Inc.
300 Carnegie Center, Suite 300
Princeton, NJ 08540

Attn:                    Christopher Sotos

Chad Plotkin

Email:            christopher.sotos@nrgyield.com

chad.plotkin@nrg.com

With a copy to:

Crowell & Moring LLP

1001 Pennsylvania Avenue, N.W.

Washington, D.C. 20004-2595

Attn: Patrick W. Lynch

E-mail: plynch@crowell.com

Fax: (202) 628-5116

(b)                                 Receipt of Notices. All Notices sent by the Parties under this Agreement shall be deemed to have been received by the Party to whom such Notice is sent (i) in the case of delivery by hand, when delivered; (ii) in the case of delivery by first class certified mail, receipt requested, five (5) Business Days after being deposited in the mail, (iii) in the case of overnight courier service guaranteeing next day delivery, on the next Business Day after timely delivery to the courier (iv) in the case of facsimile, on acknowledgement of the addressee’s facsimile receiving equipment if received prior to 5 p.m., recipient’s time, on the Business Day of such transmittal, or on the next Business Day if received later than 5 p.m., recipient’s time or (v) in the case of an email, which requires an acknowledgement of receipt to be sent to the sender, at the time such acknowledgement is received by the sender if received prior to 5 p.m., recipient’s time, on the Business Day of such transmittal, or on the next Business Day if received later than 5 p.m., recipient’s time. If any Party attempts to deliver Notice and such recipient Party refuses delivery of such Notice or such recipient Party is no longer at such address, facsimile number or email address, and such recipient Party failed to provide the sending Party with its current address, facsimile number or email address pursuant to this Section 5.1, then such Notice shall be deemed to have been received by the recipient Party upon the sending Party’s attempted delivery.

(c)                                  Change of Address. Zephyr and Yield and their respective counsel shall have the right to change their respective address, facsimile number and/or email address for the purposes of this Section 5.1 by providing a Notice of such change in address, facsimile number and/or email address as required under this Section 5.1.

Section 5.2                                    Time is of the Essence. Time is of the essence of this Agreement; provided, however, that notwithstanding anything to the contrary in this Agreement, if the time period for the performance of any covenant or obligation, satisfaction of any condition or delivery of any notice or item required under this Agreement shall expire on a day other than a Business Day, such time period shall be extended automatically to the next Business Day.

Section 5.3                                    Assignment. Neither Party shall assign this Agreement or any interest therein to any Person, without the prior written consent of the other Party, which consent may be withheld in such Party’s sole discretion.

Section 5.4                                    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Zephyr and Yield and their respective successors and permitted assigns.

Section 5.5                                    Third Party Beneficiaries. This Agreement shall not confer any rights or remedies on any Person other than (i) the Parties and their respective successors and permitted assigns, and (ii) the Zephyr Indemnitees to the extent such Zephyr Indemnitees are expressly granted certain rights of indemnification in this Agreement.

Section 5.6                                    Other Activities. No Party shall be prohibited from engaging in or holding an interest in any other business ventures of any kind or description, or any responsibility to account to the other for the income or profits of any such enterprises or have this Agreement be deemed to constitute any agreement not to compete. This Agreement shall not be deemed to create a partnership, joint venture, association or any other similar relationship between the Parties.

Section 5.7                                    Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(a)                                 This Agreement and the transactions contemplated hereby shall be governed by the laws of the State of Delaware, without giving effect to any principles regarding conflict of laws. Any litigation or other court proceeding with respect to any matter arising from or in connection with this Agreement shall be conducted in the courts of record in the State of Delaware of the United States District Court for the District of Delaware, and Zephyr and Yield hereby submit to jurisdiction and consent to venue in such courts.

(b)                                 Zephyr and Yield hereby waive their right to a trial by jury in any litigation or other court proceeding by either Party against the other Party with respect to any matter arising from or in connection with this Agreement or the transactions contemplated hereby.

(c)                                  If any litigation or other court action, arbitration or similar adjudicatory proceeding is sought, taken, instituted or brought by Zephyr or Yield to enforce its rights under this Agreement, all fees, costs and expenses, including, without limitation, reasonable attorney’s fees and court costs, of the prevailing Party in such action, suit or proceeding shall be borne by the Party against whose interest the judgment or decision is rendered.

(d)                                 The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement and the transactions contemplated hereby were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and the transactions contemplated hereby and to enforce specifically the terms and provisions of this Agreement and the transactions contemplated hereby in the courts of Delaware, this being in addition to any other remedy to which such Party is entitled at law or in equity.

Section 5.8                                    Rules of Construction. The following rules shall apply to the construction and interpretation of this Agreement:

(a)                                 Singular words shall connote the plural as well as the singular, and plural words shall connote the singular as well as the plural, and the masculine shall include the feminine and the neuter.

(b)                                 All references in this Agreement to particular articles, sections, subsections or clauses (whether in upper or lower case) are references to articles, sections, subsections or clauses of this Agreement. All references in this Agreement to particular exhibits or schedules (whether in upper or lower case) are references to the exhibits and schedules attached to this Agreement, unless otherwise expressly stated or clearly apparent from the context of such reference.

(c)                                  The headings contained herein are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

(d)                                 Each Party and its counsel have reviewed and revised (or requested revisions of) this Agreement and have participated in the preparation of this Agreement, and therefore any usual rules of construction requiring that ambiguities are to be resolved against any Party shall not be applicable in the construction and interpretation of this Agreement or any exhibits hereto.

(e)                                  The terms “hereby,” “hereof,” “hereto,” “herein,” “hereunder” and any similar terms shall refer to this Agreement, and not solely to the provision in which such term is used.

(f)                                   The terms “include,” “including” and similar terms shall be construed as if followed by the phrase “without limitation.”

(g)                                  The term “sole discretion” with respect to any determination to be made by a Party under this Agreement shall mean the sole and absolute discretion of such Party, without regard to any standard of reasonableness or other standard by which the determination of such Party might be challenged.

Section 5.9                                    Severability. If any term or provision of this Agreement is held to be or rendered invalid or unenforceable at any time in any jurisdiction, such term or provision shall not affect the validity or enforceability of any other terms or provisions of this Agreement, or the validity or enforceability of such affected terms or provisions at any other time or in any other jurisdiction.

Section 5.10                             Recitals, Exhibits and Schedules. The recitals to this Agreement, and all exhibits and schedules referred to in this Agreement are incorporated herein by such reference and made a part of this Agreement. Any matter disclosed in any schedule to this Agreement shall be deemed to be incorporated in all other schedules to this Agreement.

Section 5.11                             Entire Agreement. This Agreement sets forth the entire understanding and agreement of the Parties hereto, and shall supersede any other agreements and understandings (written or oral) between Zephyr and Yield on or prior to the date of this Agreement with respect to the matters contemplated in this Agreement.

Section 5.12                             Amendments to Agreement. No amendment, supplement or other modification to any terms of this Agreement shall be valid unless in writing and executed and delivered by Zephyr and Yield.

Section 5.13                             Facsimile; Counterparts. Zephyr and Yield may deliver executed signature pages to this Agreement by facsimile or electronic transmission to the other Party, which facsimile or electronic copy shall be deemed to be an original executed signature page. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which counterparts together shall constitute one agreement with the same effect as if the Parties had signed the same signature page.

[Signature Page Follows]

IN WITNESS WHEREOF, Zephyr and Yield each have caused this Agreement to be executed and delivered in their names by their respective duly authorized officers or representatives as of the date first above written.

Zephyr:

ZEPHYR RENEWABLES LLC, a Delaware limited liability company

By:	/s/ Craig Cornelius
	Name:	Craig Cornelius
	Title:	President

Yield:

NRG YIELD, INC., a Delaware Corporation

By:	/s/ Chad Plotkin
	Name:	Chad Plotkin
	Title:	Senior Vice President & CFO

[Signature Page to ROFO Agreement]

Zephyr Parent:

GIP III ZEPHYR ACQUISITION PARTNERS, L.P., a Delaware limited partnership

By:	Global Infrastructure GP III, L.P., its general partner

By:	Global Infrastructure Investors III, LLC, its general partner

By:	/s/ Jonathan Bram
Name:	Jonathan Bram
Title:	Partner

[Signature Page to ROFO Agreement]